CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated September 25, 2009 on Dreyfus Intermediate Term Income Fund, Dreyfus Short Term Income Fund and Dreyfus Inflation Adjusted Securities Fund for the fiscal year ended July 31, 2009 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-48926 and 811-6718) of Dreyfus Investment Grade Funds, Inc.

ERNST&YOUNGLLP

New York, New York November 23, 2009